COMPANY CONTACT:
                                          Checkpoint Systems, Inc.
                                          Craig Burns
                                          Executive Vice President,
                                          Chief Financial Officer and Treasurer
                                          (856) 848-1800
                                     INVESTOR RELATIONS CONTACTS:
                                          Christine Mohrmann, Jim Olecki
                                          Financial Dynamics
                                          (212) 850-5600

FOR IMMEDIATE RELEASE


          CHECKPOINT SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2005 RESULTS


Thorofare, New Jersey, April 26, 2005 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the first quarter ended March 27, 2005.

For the first quarter of 2005, net income was $3.8 million, or $0.10 per diluted share, compared to net income of $5.4 million, or $0.15 per diluted share, in the first quarter of 2004.

First quarter of 2005 revenue was $182.2 million, compared to revenue of $180.6 million in the first quarter of last year. The positive impact of foreign exchange on revenue was $5.4 million, or 3.0%, versus the prior year period.

"Our financial results were driven by strong growth within our US electronic article surveillance (EAS) business," said George Off, Chairman and Chief Executive Officer of Checkpoint. "While revenues in our global Security segment rose 1.7% on a constant dollar basis, our US security business saw sales increase 15.7% versus the year-ago period, primarily driven by the ongoing roll-out of our RF-EAS technology with CVS/Pharmacy. However, we experienced decreases in revenues and profitability in our Labeling Services segment. Regionally, our sales growth continued in the US, but European market conditions remained challenging and our Asia Pacific region was faced with more difficult comparables. Our results reflect higher than normal operating expenses and large customer installation activity. We expect margins to improve as we progress through 2005. We reaffirm our financial guidance for the full year 2005."

For the first quarter of 2005, gross profit was $75.1 million, or 41.3% of revenue, versus $75.7 million, or 41.9% of revenue in the first quarter of 2004.

Selling, general, and administrative expenses (SG&A) were $65.0 million, compared with $60.7 million in the first quarter of last year. As a percentage of revenue, SG&A expenses were 35.7% in the current year period, compared with 33.6% in the first quarter of 2004. Foreign exchange contributed $2.0 million to the increase in SG&A expenses. Research and development expenses were $4.9 million, compared to $5.7 million in the first quarter of the prior year.

For the first quarter of 2005, operating income was $5.6 million, or 3.1% of revenue, compared with $9.3 million, or 5.2% of revenue, in the prior year period.

Net interest expense in the 2005 first quarter was $0.4 million, compared to $1.7 million in the 2004 first quarter, as a result of the company's debt reduction efforts over the past year.

In the first quarter of 2005, cash flow from operations was negative $25.7 million, compared to negative $19.3 million in the first quarter of 2004, primarily reflecting typical seasonal cycles within the Company's business. Cash and cash equivalents as of March 27, 2005 were $76.3 million, working capital was $193.8 million and total debt was $76.2 million. Capital expenditures in the quarter were $3.5 million.

Checkpoint Systems, Inc. Announces
2005 First Quarter Results                                            Page 2



Craig Burns, Executive Vice President, Chief Financial Officer and Treasurer, added, "The strong growth in our US EAS business brought with it a temporary increase in costs that has had a short-term negative impact on gross margins. Our operating expenses in the quarter also included incremental costs totaling $2.4 million, which included debt extinguishment costs of $1.1 million related to the refinancing of our revolving credit facility, as well as consulting costs of approximately $1.3 million."

Mr. Off stated, "Last month, we announced our goal to position Checkpoint for long-term growth and profitability. Through a major restructuring effort, we will seek to significantly expand our operating margins. We also announced our decision to exit our barcode systems businesses to enable us to focus on our core competencies within our EAS and CCTV businesses. We continue to evaluate our tactical alternatives in this area. While no specific actions have been taken to date, we remain committed to achieving our stated target of operating margins of 15% by year-end 2007."

Mr. Off continued, "While we have experienced difficult conditions in our European and Labeling Services businesses, we have seen continued positive momentum within our US EAS business, as well as increased activity in apparel source marking using our integrated security tagging solutions. We expect better results from our European business as we move through the year given the cost reduction actions we are undertaking. During the second quarter, we will be finalizing our initial plans for improving our sales productivity and overhead structure in Europe. As a result, we will likely record a restructuring charge of between $10 million to $15 million in the second quarter of 2005."

Mr. Off concluded, "In all, we remain optimistic regarding our prospects for the remainder of 2005. We continue to expect revenues within our core operations (i.e. excluding the barcode systems businesses) to increase 5% to 7%, and 0diluted earnings per share of between $1.15 and $1.25 for the full year 2005. Our earnings per share guidance includes the results of our barcode systems businesses, but excludes any costs associated with exiting those businesses and any other restructuring costs. We expect to generate $45 million to $55 million of free cash flow for the 2005 full-year period."

Checkpoint Systems will host a conference call today, April 26, 2005, at 10 a.m. Eastern Time, to discuss its first quarter 2005 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company's homepage, www.checkpointsystems.com, by clicking on the "Conference Calls" link or entering the "Investors" section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company's homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems, retail merchandising systems, and barcode labeling systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.


                               (Two Tables Follow)

                            Checkpoint Systems, Inc.
                      Consolidated Statements of Operations
                      (Thousands except per share amounts)
                                   (unaudited)

                                                        Quarter Ended
                                                          (13 Weeks)

                                                  March 27,         March 28,
                                                    2005              2004
                                                ------------      ------------

Net revenues                                      $182,167            $180,646
Cost of revenues                                   107,021             104,969
                                               ------------       ------------
Gross profit                                        75,146              75,677

Selling, general, and administrative expenses       64,991              60,653
Research and development expenses                    4,868               5,694
Litigation settlement income                           350                   -
                                               ------------       ------------
Operating income                                     5,637               9,330

Interest income                                        586                 453
Interest expense                                       973               2,180
Other gain, net                                        178                  56
                                               ------------       ------------
Earnings before income taxes and
  minority interest                                  5,428               7,659

Income taxes                                         1,574               2,221
Minority interest                                       23                   9
                                               ------------       ------------
Net earnings                                       $ 3,831              $5,429
                                               ============       ============

Net earnings per share:
  Basic                                             $ 0.10              $ 0.16
  Diluted                                           $ 0.10              $ 0.15

Weighted average common stock outstanding           37,806              34,967
Weighted average common stock and
  dilutive stock outstanding                        38,429              40,569

                            Checkpoint Systems, Inc.
                       Summary Consolidated Balance Sheet
                                   (Thousands)

                                        March 27,                  December 26,
                                          2005                        2004
                                          ----                        ----
                                       (unaudited)
                                      (preliminary)

Cash and Cash Equivalents              $ 76,253                     $102,694
Working Capital                        $193,837                     $166,912
Current Assets                         $375,467                     $400,582
Total Debt                             $ 76,242                     $ 72,767
Shareholders' Equity                   $372,984                     $378,763
Total Assets                           $728,226                     $766,948









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